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                                                                  Exhibit 1.1(b)

                        Nuveen Unit Trusts, Series 124
                         Trust Indenture and Agreement

                             Dated: April 5, 2001

     This Trust Indenture and Agreement by and between Nuveen Investments, as Depositor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Unit Trusts, Series 104 and certain subsequent Series, effective October 5, 2000" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                               Witnesseth That:

     In consideration of the promises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    Standard Terms and Conditions of Trust

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    Part II

                     Special Terms and Conditions of Trust

     The following special terms and conditions are hereby agreed to:

          (a) The above-referenced Series consists of the Trust Fund(s) included in the Prospectus.

          (b) The Securities defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust for the Trust Fund(s) included in the Prospectus for the above-referenced Series under this Trust Indenture and Agreement.

          (c) The fractional undivided interest in and ownership of a Trust Fund represented by each Unit for the Trust Fund on the Initial Date of Deposit is 1/(the number of Units) set forth under the caption "Statement(s) of Condition--Interest of Unitholders: Units of fractional undivided interest outstanding" in the Prospectus.
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          (d) The number(s) of Units created of a Trust Fund(s) are as set forth under the caption "Statement(s) of Condition--Interest of Unitholders:
     Units of fractional undivided interest outstanding" in the Prospectus for the Trust Fund(s).

          (e) Notwithstanding anything to the contrary, the first paragraph of
     Section 3.04(b) shall be replaced with the following:

     (b) The Trustee shall for each Trust Fund as of the close of business on the applicable Record Date compute the amount of the income distribution per Unit for the next Income Distribution Date (each such amount being herein called the "Income Distribution") (1) by determining the estimated annual dividend income to the related Trust Fund for the ensuing twelve months; (2) deducting from that amount the estimated costs and expenses to be incurred by the Trust during the twelve month period for which such dividend income has been estimated; (3) by dividing the result of the calculation performed in clauses
(1) and (2) by twelve; and (4) by dividing the result of the calculation performed pursuant to the immediately preceding clause by the number of Units outstanding on the applicable Record Date. On or shortly after each Income Distribution Date, the Trustee shall distribute with respect to each Unitholder of the Trust Fund of record at the close of business on the preceding Record Date an amount substantially equal to the Income Distribution computed as of such Record Date.

     If the Trustee determines that an event has occurred as a result of which there has resulted an excessive distribution from the Income Account, it shall reduce subsequent distributions so as to reconcile, as promptly as practicable, the aggregate net income and distributions from such Account.

     In the event the amount on deposit in the Income Account of a Trust is not sufficient for the payment of the amount of income to be distributed to Unitholders participating in such distributions on the basis of the aforesaid computations, the Trustee shall advance its own funds and cause to be deposited in and credited to such Income Account such amounts as may be required to permit payment of the income distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income received by such Trust subsequent to the date of such advance and subject to the condition that any such reimbursement shall be made only under conditions which will not reduce the funds in or available for such Income Account to an amount less than required for the next ensuing distribution of income. The Trustee's fee takes into account the costs attributable to the outlay of capital needed to make such advances. Notwithstanding the foregoing, if there has been either or both an excessive distribution as referred to in the preceding paragraph or an advance by the Trustee as provided for above, such amounts that represent the excess distributions and the advances of the Trustee are part of the expenses, disbursements and advances of the Trustee to which the Trustee is entitled to reimbursement pursuant to Section 8.05. In accordance with and pursuant to
Section 8.05 such amounts are secured by a lien upon and a security interest in the assets of the Trust Fund, may be charged against the Income and Capital Account of the Trust Fund and if the balances in such Accounts are not sufficient the Trustee may sell securities in the manner provided in Section 5.02.


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          In Witness Whereof, Nuveen Investments has caused this Trust
Indenture and Agreement for Nuveen Unit Trusts, Series 124 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Bank of New York has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.



                                       Nuveen Investments,
                                            Depositor


                                       By /s/ Elisabeth Roukis
                                         -----------------------
                                          Authorized Officer


(Seal)

Attest:

By /s/ Nicholas Dalmaso
  -------------------------
     Assistant Secretary

                                       The Bank of New York, Trustee


                                       By /s/ Thomas Porazzo
                                         ----------------------------
                                           Vice President or
                                           Authorized Officer


(Seal)

Attest:

By /s/ Arkadiy Zavulunov
  --------------------------
      Assistant Treasurer

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                Schedule A to the Trust Indenture and Agreement

                        Securities Initially Deposited

                                      in

                        Nuveen Unit Trusts, SERIES 124


    (Note: Incorporated herein and made a part hereof is the "Schedule(s) of Investments" as set forth for the Trust Fund(s) in the Prospectus.)

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